EXHIBIT 99.1

KCS: C. Doniele Carlson, 816-983-1372, dcarlson@kcsouthern.com

Kansas City Southern Promotes David R. Ebbrecht
to Executive Vice President & Chief Operating Officer

Kansas City, Mo., August 8, 2012 – Kansas City Southern (KCS) (NYSE: KSU) announced today the promotion of David R. Ebbrecht from executive vice president operations to executive vice president and chief operating officer for KCS and its U.S. subsidiary, The Kansas City Southern Railway Company (KCSR).   In this position, Mr. Ebbrecht will continue to coordinate closely with the leadership of Kansas City Southern de Mexico, S.A. de C.V. (KCSM).  Mr. Ebbrecht reports to KCS president and chief executive officer David L. Starling.

“Dave has done a tremendous job leading KCS’ operations group, including transportation and mechanical field operations, network services and planning. With this promotion, we are adding to his responsibilities the engineering group, including design and construction, signals, bridge and track structure,” said Mr. Starling.  “He has a proven track record of success in improving the efficiency of our cross border network and service to customers, and we believe that will continue with the addition of these responsibilities.”

Mr. Ebbrecht has 24 years of transportation industry experience.  He joined KCS in 2001 and has held positions in strategic planning, materials logistics, business development, transportation management and network operations.  He has also held transportation positions with CSX and the U.S. Army.  Mr. Ebbrecht holds a master of business administration from the University of Missouri Kansas City and a bachelor of science in general engineering and psychology from the U.S. Military Academy at West Point.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is KCSR, serving the central and south central U.S.  Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

# # #